UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY

ADDITIONAL PROXY MATERIAL

This additional proxy material is being filed to correct the color shading in the legend of the “CEO Target and Realizable Compensation” chart on page 42 of the Joint Proxy Statement dated April 11, 2016. There are no other changes.

The revised chart is presented below.

CEO Realizable Compensation

The Compensation Committee believes that analyzing realizable pay is important in understanding the relationship between the targeted compensation that was approved for the CEO and the compensation that was actually earned, or may still be earned, based on company performance.

For the past three years in aggregate, Mr. Earley’s realizable pay was 119 percent of target.

Target compensation includes salary, non-equity incentives at target, the value of stock awards (at grant date fair market value), change in pension value, and all other compensation.

Realizable compensation includes salary; non-equity incentives earned; the value of stock awards (using the December 31, 2015 stock price for vested awards or, for outstanding unvested awards, the expected value at vesting based on the December 31, 2015 stock price); change in pension value; and all other compensation.